Encision Announces Death of VP-Product Development Officer Michael Biggs

BOULDER, Colo., Dec. 4, 2017 /PRNewswire/ -- Encision Inc. (OTC:ECIA) announced today that Michael Biggs, 48, its VP of Product Development died from injuries incurred from a bicycle accident.

Mr. Biggs was employed with Encision for five years and was promoted to the VP position in 2014. He held a B.S. degree from the University of California and an M.B.A. degree from the University of Colorado, and was a named inventor on over two dozen U.S. patents in the medical device field. To maintain continuity in the oversight of the VP-Product Development's functions, Dave Newton, our VP-Technology, will oversee the activities of product development.

"Our hearts are heavy with the loss of Mike Biggs," said Greg Trudel, President and CEO of Encision. "He was a brilliant colleague and a key contributor to our leadership team. Mike's passions and insights on medical devices helped Encision to deliver a cutting edge portfolio of products and his vision and contributions will enable Encision to continue to drive new levels of patient safety in laparoscopy. Our thoughts and prayers are with Mike's wife, children and family."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com